Exhibit 99.1
Universal Biosensors, Inc.
ABN 51 121 559 993
1 Corporate Avenue
Rowville Victoria 3149
Australia
Telephone: +61 3 9213 9000
Facsimile: +61 3 9213 6490
Email: info@universalbiosensors.com
www.universalbiosensors.com
30 October 2007
Proposed Rights Issue
Universal Biosensors, Inc. (UBI) advises that it intends to undertake a $30-35 million renounceable rights issue, at an issue price anticipated to be at, or at a discount to, the volume weighted average price of UBI’s shares over the last five trading days.
The funds raised under the proposed rights issue will be used to allow the Universal Biosensors group to deliver under the Master Services and Supply Agreement recently entered into with LifeScan, Inc. and to progress the Universal Biosensors group’s other development programs. The rights issue is subject to appropriate market conditions and is expected to be completed by early 2008.
Ends
Further information contact:
Mark Morrisson — CEO
Phone: +61 3 9213 9000
About Universal Biosensors
Universal Biosensors is a specialist medical diagnostics company focused on the development, manufacture and commercialisation of a range of in vitro diagnostic tests for point-of-care use.
Securities of companies incorporated outside of Australia, such as Universal Biosensors, are traded on the Australian Securities Exchange as CHESS Depositary Interests or “CDIs”, which represent beneficial interests in the underlying shares. Under applicable United States securities laws all of the shares of our common stock are “restricted securities” as that term is defined in Rule 144 under the Securities Act of 1933, as amended (Securities Act). Restricted securities may be resold in the public market to United States persons as defined in Regulation S only if registered for resale or if they qualify for an exemption from registration under the Securities Act. We have not agreed to register any of our common stock for resale by security holders.
Details of UBI’s proposed rights issue will be provided in due course. Investors wishing to participate in any such rights issue will only be able to subscribe for shares on an application form accompanying a Prospectus or other relevant offer document. The securities offered in the rights issue will not be and have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration.